UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Barr Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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The chart reflecting potential payments to be made to the executive officers of Barr Pharmaceuticals, Inc. (“Barr”) upon termination due to change in control as set forth on page 49 of the proxy statement/prospectus dated October 14, 2007 inaccurately reflected certain amounts payable to certain of the named executives of Barr. The table set forth below and accompanying footnotes reflect the correct amounts of such payments arising in connection with a change in control.

Potential Payments Upon Termination Due to Change in Control.  The following chart sets forth the cash severance pay payable upon a qualifying termination of employment within two years of a change of control with respect to Barr’s current executive officers. The values set forth reflect the estimated total amounts payable to each executive in the event of a termination as of December 31, 2008 in connection with a change in control.

			Other Health,
			Welfare and
	Cash	Continuation	Non Qualified
	Severance	of Medical	Deferred
	(Base &	Plans and	Compensation	Excise Tax	Total
	Bonus)(1)	Other Benefits(2)	Plan(3)	Gross-Up(4)	Payments(5)

Downey	$7,875,000	$45,319 (6)	$750	—	$7,921,069
Wilkinson	$3,675,000	$45,319	$85,121	$1,736,838	$5,542,278
Cović	$1,041,393	—	—	N/A	$1,041,393
McKee	$1,800,000	$30,213	$500	—	$1,830,713
Killion	$1,725,000	$2,046	$500	—	$1,727,546
Mundkur	$3,675,000	$33,127	$750	$1,390,755	$5,099,632
Bogda	$2,475,000	$37,766	$625	$1,084,591	$3,597,982
Sawyer	$1,425,000	$30,213	$500	—	$1,455,713
Greenman(7)	$1,487,500	$22,085	$38,635	$763,071	$2,311,291
Kirk	$910,000	$30,213	$500	$437,689	$1,378,402

(1)	Cash severance (base and bonus) — These values were calculated based on each executive officer’s highest base salary and the higher of his or her 2008 target bonus or three year average bonus (calculated using actual bonus amounts from 2006 and 2007, and target bonus amounts from 2008). These calculations include amounts payable pursuant to the Executive Officer and Management Incentive Plans.

(2)	Medical plans and life insurance — The values set forth in this column are based on 2008 monthly Medical and Dental Premiums of $1,260 for Messrs. Downey, Wilkinson, McKee, Bogda, Sawyer and Kirk, $920 for Mses. Mundkur and Greenman and $85 for Mr. Killion.

(3)	Other Health, Welfare, Benefit and Non Qualified Deferred Compensation Plan — For Mr. Wilkinson and Ms. Greenman the $85,121 and $38,635, respectively, reflect accelerated vesting of employer matching contributions under the Excess 401K Plan as of June 30, 2008. As discussed above, Mr. Downey is entitled to retiree medical coverage which was not valued for purposes of this analysis. At December 31, 2007 the cash value (not present or actuarial value) of this coverage was estimated to be $106,611 (which includes a gross-up payment for federal, state and Medicare taxes).

The values disclosed reflect a premium for supplemental medical reimbursement insurance coverage for up to $100,000 in medical expenses incurred by each executive per year but not otherwise covered under Barr’s group medical plan. Pursuant to the policy providing such coverage, Barr is financially responsible for an aggregate amount of executive out-of-pocket medial expense claims per calendar year currently equal to $6,875 times the number of executives insured under the program (currently approximately 50 executives). After Barr has paid this maximum aggregate annual amount, the insurer will reimburse Barr for all eligible additional executive out-of-pocket medical expense claims incurred.

(4)	Excise Tax Gross-Up — Represents the estimated gross up payments to executives for termination after a Change in Control if the safe harbor amount under Section 280G of the Internal Revenue Code is exceeded. The value of unvested equity awards that will accelerate in connection with the merger are not reflected in this table, but have been taken into account in the calculation of excise tax gross up.

(5)	The values disclosed reflect the estimated total amounts payable to each executive in the event of a termination on December 31, 2008 after a change in control, but does not include the amounts payable in respect of equity awards in connection with the merger, discussed below.

(6)	The amount shown for Mr. Downey does not include the value of the use of an office and secretarial support.

(7)	The $50,000 of unpaid sign-on bonus amount to be earned in July 2009 but whose payment may be accelerated were included for purposes of determining the excise gross-up, but the payment has not included in the cash severance values shown.

In addition, some of the directors and executive officers of Barr may sell their shares of Barr stock for tax and other reasons following the filing of this proxy statement/prospectus and prior to the completion of the merger.